UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2026

Patterson-UTI Energy, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-39270	75-2504748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10713 W. Sam Houston Pkwy N.,
Suite 800, Houston, Texas	77064
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 281-765-7100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	PTEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On May 5, 2026, Patterson-UTI Energy, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC and Scotia Capital (USA) Inc., as representatives of the underwriters listed therein, relating to the sale by the Company (the “Offering”) of $500 million aggregate principal amount of the Company’s 6.050% Senior Notes due 2036 (the “Notes”). The Company intends to use the net proceeds from the Offering to redeem its 3.95% Senior Notes due 2028 (the “2028 Notes”) and for general corporate purposes.

Subject to customary closing conditions, the sale of the Notes is expected to close on May 19, 2026.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company. In addition, the Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. Specifically, certain of the underwriters or their affiliates may be holders of the 2028 Notes and, accordingly, may receive a portion of the proceeds of the Offering upon the redemption of the 2028 Notes.

On May 5, 2026, the Company issued a conditional notice to redeem all of the approximately $482.5 million aggregate principal amount of its outstanding 2028 Notes at the redemption price set forth in the indenture governing the 2028 Notes, plus accrued and unpaid interest to the redemption date (the “2028 Notes Redemption”). The Company’s obligation to fund the 2028 Notes Redemption is conditioned on the completion of an offering of its senior debt securities on or before June 4, 2026. The Company plans to fund the 2028 Notes Redemption with the net proceeds from the Offering, cash on hand and borrowings under its revolving credit facility. This statement of intent with respect to the redemption of the 2028 Notes does not constitute a notice of redemption under the indenture governing the 2028 Notes, nor an offer to purchase such 2028 Notes.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 5, 2026, between Patterson-UTI Energy, Inc. and Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC and Scotia Capital (USA) Inc., as representatives of the underwriters listed therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patterson-UTI Energy, Inc.

May 6, 2026	By:	/s/ C. Andrew Smith
Name: C. Andrew Smith
Title: Executive Vice President and Chief Financial Officer